EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G filed herewith (and any amendments thereto) signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 23, 2015

QVT FINANCIAL LP		QVT ASSOCIATES GP LLC

By QVT Financial GP LLC, its General Partner

By:	/s/ Tracy Fu	By:	/s/ Tracy Fu

Name:	Tracy Fu	Name:	Tracy Fu
Title:	Managing Member	Title:	Managing Member

By:	/s/ Meg Eisner	By:	/s/ Meg Eisner

Name:	Meg Eisner	Name:	Meg Eisner
Title:	Authorized Signatory	Title:	Authorized Signatory

QVT FINANCIAL GP LLC

By:	/s/ Tracy Fu

Name:	Tracy Fu
Title:	Managing Member

By:	/s/ Meg Eisner

Name:	Meg Eisner
Title:	Authorized Signatory